Exhibit 21

INFORMATION REGARDING SUBSIDIARIES OF THE REGISTRANT

Name Under Which Subsidiary Does Business	Jurisdiction of Organization
Emmis Communications Corporation*	IN
Emmis Operating Company	IN
Emmis Radio, LLC[1]	IN
Emmis Publishing, L.P.[2]	IN
Emmis Indiana Broadcasting, L.P.[3]	IN
Emmis Radio Holding Corporation	IN
Emmis Radio Holding II Corporation	IN
Emmis New York Radio LLC	DE
Emmis New York Radio License LLC	DE
WBLS-WLIB, LLC	IN
WBLS-WLIB License, LLC	IN
WLIB Tower, LLC	IN
Emmis International Broadcasting Corporation	CA
Emmis Publishing Corporation	IN
Emmis Radio License, LLC[4]	IN
Emmis License Corporation of New York[4]	CA
Emmis Radio License Corporation of New York[4]	CA
NextRadio, LLC	IN
Tagstation, LLC	IN
Mediatex Communications Corporation	IN
Los Angeles Magazine Holding Company, Inc.	IN
Radio Austin Management, L.L.C.	TX
Emmis Austin Radio Broadcasting Company, L.P.	TX
Orange Coast Kommunications, Inc.	DE
Digonex Technologies, Inc.	IN
WHHL, LLC	IN
Waterloo II, Ltd. (6.6%)	TX
BTC, LLC (12.5%)	DE
Flexco, LLC (40.0%)	IN

Footnotes
* Emmis Communications Corporation directly or indirectly owns 100% of all entities except as otherwise noted.
[1] Emmis Radio, LLC operates all our radio stations except for the stations held by Emmis Indiana Broadcasting, L.P., Emmis Austin Radio Broadcasting Company, L.P.
[2] Emmis Publishing, L.P. publishes Indianapolis Monthly, Atlanta Magazine, Cincinnati Magazine, Texas Monthly and Los Angeles Magazine.
[3] Emmis Indiana Broadcasting, L.P. operates all our Indiana radio stations (WFNI-AM, WLHK-FM, WIBC-FM, WYXB-FM, WTHI-FM, WWVR-FM, WFNB-FM & WFNF-AM), and Network Indiana.
[4] Emmis Radio License, LLC holds all our radio FCC licenses except for the FCC licenses in New York and Texas, which are held by other subsidiaries.